Exhibit 99.B(d)(95)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Western Asset Management Company

As of June 14, 1996, as amended             , 2005

SEI INSTITUTIONAL INVESTMENTS TRUST

Core Fixed Income Fund	0.12%

Agreed and Accepted:

SEI Investments Management Corporation	Western Asset Management Company

By:	By:

Name:	Name:

Title:	Title:

1